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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

STEELCASE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEELCASE INC.
901 – 44th Street SE
Grand Rapids, Michigan 49508
The Board of Directors of Steelcase Inc. cordially invites all shareholders to attend the Company’s 2005 Annual Meeting as follows:

NOTICE OF ANNUAL MEETING

Date:	June 23, 2005
Time:	11:00 a.m. Eastern Daylight Time
Location:	Steelcase Town Hall 1111 – 44th Street SE Grand Rapids, Michigan 49508
The Annual Meeting is being held to allow you to vote on any matter properly brought before the shareholders, including the following proposal for the election of directors nominated to a three-year term by the Board of Directors:

Earl D. Holton
Michael J. Jandernoa
Peter M. Wege II
Kate Pew Wolters
If you were a shareholder of record as of the close of business on April 27, 2005, you are eligible to vote. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting, including by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.
Every vote is important and you are urged to vote your shares as soon as possible.
We look forward to seeing you at the meeting.

By Order of the Board of Directors,

Jon D. Botsford
Senior Vice President, Secretary
and Chief Legal Officer
May 20, 2005

PROXY STATEMENT

QUESTIONS AND ANSWERS

What am I voting on?
The election of nominees to serve on our Board of Directors and any other business properly coming before the 2005 Annual Meeting of Shareholders (the “Meeting”).
How does the Board of Directors recommend I vote?
The Board of Directors recommends that you vote FOR each of the nominees for director listed on pages 5 and 6.
Who is entitled to vote?
Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on April 27, 2005 may vote at the Meeting.
How many shares can be voted at the Meeting?
As of the close of business on April 27, 2005 there were 64,181,028 shares of Class A Common Stock and 84,688,191 shares of Class B Common Stock outstanding.
How many votes do I have?
Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned of record at the close of business on April 27, 2005.
How do I vote?
If you are a registered shareholder (that is, if you hold your Steelcase stock directly in your name), you may vote by telephone, Internet, mail or by attending the Meeting and voting in person.

To vote by telephone or Internet: Please follow the instructions on the proxy card. The deadline for voting by telephone or Internet is 11:59 p.m. Eastern Daylight Time on June 22, 2005.

To vote by mail: Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Only cards received and processed before 11:00 a.m. Eastern Daylight Time on June 23, 2005 will be voted.
If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker.
Whether you vote by telephone, Internet or mail, you may specify whether your shares should be voted for all, some or none of the nominees for director.
If you do not specify a choice and you use the enclosed proxy card, your shares will be voted FOR the election of all nominees for director listed under Proposal Requiring your Vote – Election of Directors.

If you do not specify a choice and you use a ballot card supplied by your broker, the rules of the New York Stock Exchange (“NYSE”) provide that your broker can vote as they wish on the election of nominees for director.
What should I do if I received more than one proxy card?
If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.
How will voting on any other business be conducted?
For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders. As of April 27, 2005, we do not know of any other matter to be considered at the Meeting.
Can I revoke my proxy?
If you appoint a proxy, you may revoke it at any time before it is exercised by notifying the Company’s Secretary in writing, by delivering a later dated proxy to the Company’s Secretary or by attending the Meeting and voting in person.
Who can attend the Meeting?
Shareholders of record of Class A Common Stock or Class B Common Stock.
Can I listen to the Meeting if I cannot attend?
You can listen to a live webcast of the Meeting on the Internet. Instructions for listening to this webcast will be available on the “Webcasts & Presentations” page of the Investors section of www.steelcase.com approximately one week before the Meeting. An audio replay of the Meeting will be available within two hours after the Meeting and until September 23, 2005.
When and how are shareholder proposals for next year’s Annual Meeting to be submitted?
We must receive shareholder proposals submitted for inclusion in our proxy statement for the 2006 Meeting of Shareholders by January 20, 2006. Shareholder proposals to be presented from the floor of the Shareholders Meeting must be received no earlier than March 25, 2006 and no later than April 14, 2006. All shareholder proposals must be sent in the manner and meet the requirements specified in our amended bylaws.
What if multiple shareholders have the same address?
We will send a single copy of the annual report and proxy statement to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and postage costs. Any shareholder residing at such an address who wishes to receive a single document or separate documents can obtain them by calling (800) 542-1061 or writing to: ADP Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PROPOSAL REQUIRING YOUR VOTE – ELECTION OF DIRECTORS

The current size of our Board of Directors is ten. The Board is divided into three classes serving staggered three-year terms.
There are four nominees for election this year. Each is nominated to serve as a Class I director for a term that will expire at the 2008 Annual Meeting.
Each of the nominees is currently a member of the Board of Directors, which met five times during fiscal year 2005 (February 28, 2004 – February 25, 2005). Each of our directors attended at least 75% of the board meetings and the meetings of committees on which they served during the year.
The Board of Directors recommends that you vote FOR each of the nominees.

OUR BOARD OF DIRECTORS

Nominees for Election as Class I Directors for the Term Expiring in 2008:

Earl D. Holton Director since 1998
Mr. Holton served as Vice Chair and member of the Board of Directors of Meijer, Inc., a Grand Rapids, Michigan-based operator of food and general merchandise stores, from 1999 until his retirement in 2004. He also held a variety of other positions with Meijer, including President from 1980 until 1999. Mr. Holton also serves on the Board of Directors of CMS Energy Corporation and Consumers Energy Company, and has acted as the presiding director at executive sessions of those Boards since 2002. Age 71.

Michael J. Jandernoa Director since 2002
Mr. Jandernoa began serving as a general partner of Bridge Street Capital Fund I, LP, a Grand Rapids, Michigan venture capital fund, in 2004. He served as Chair of the Board of Directors of Perrigo Company, a manufacturer of over-the-counter store brand pharmaceutical and nutritional products, from 1991 through 2003. Mr. Jandernoa also served in various executive capacities with Perrigo Company, including Chief Executive Officer from 1988 to 2000. He is also a director of Fifth Third Bank. Age 55.

Peter M. Wege II Director since 1979
Mr. Wege has been Chair of the Board of Directors of Contract Pharmaceuticals Limited, a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. Mr. Wege has also served as President of Greylock, Inc., a venture capital firm, since 1990. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 56.

Kate Pew Wolters Director since 2001
Ms. Wolters has been engaged in philanthropic activities since 1996. She is currently President of the Kate and Richard Wolters Foundation and is a community volunteer and advisor. She also serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 47.
Class II Directors Continuing in Office for the Term Expiring in 2006:

William P. Crawford Director since 1979
Mr. Crawford held various positions at Steelcase from 1979 until his retirement in 2000, including President and Chief Executive Officer of the Steelcase Design Partnership. Age 62.

Elizabeth Valk Long Director since 2001
Ms. Long held various management positions at Time Inc., a magazine publisher, until her retirement in 2001. From 1995 to 2001 she was Executive Vice President of Time Inc. Ms. Long also serves on the Board of Directors of Belk, Inc., J.M. Smucker Company and Jefferson-Pilot Corporation. Age 55.

Robert C. Pew III Director since 1987
Mr. Pew has been a private investor since 2004 and operated Cane Creek Farm from 1995 to 2003. From 1974 to 1984 and from 1988 to 1994, Mr. Pew held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. Mr. Pew has also served as Chair of the Board of Directors of Steelcase Inc. since June 2003. Age 54.

Class III Directors Continuing in Office for the Term Expiring in 2007:

James P. Hackett Director since 1994
Mr. Hackett has been President and Chief Executive Officer of Steelcase since 1994. Mr. Hackett also serves as a member of the Board of Trustees of Northwestern Mutual Life Insurance Company and the Board of Directors of Fifth Third Bancorp. Age 50.

David W. Joos Director since 2001
Mr. Joos has been President and Chief Executive Officer of CMS Energy Corporation, an energy company, and Chief Executive Officer of its primary electric utility, Consumers Energy, since 2004. Mr. Joos served as President and Chief Operating Officer from 2001 to 2004 and as Executive Vice President and Chief Operating Officer-Electric of CMS Energy Corporation from 2000 to 2001. Mr. Joos also held various positions with Consumers Energy, including President and Chief Executive Officer-Electric, from 1997 to 2000. Mr. Joos serves on the Board of Directors of CMS Energy Corporation and Consumers Energy Company. Age 52.

P. Craig Welch, Jr. Director since 1979
Mr. Welch has been Manager of Honzo LLC, an investment/venture capital firm, since 1999. From 1987 to 1999, Mr. Welch was a venture capitalist. From 1967 to 1987, Mr. Welch held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 60.
Related Directors
Mr. Pew III and Ms. Wolters are brother and sister and are first cousins to Mr. Crawford and Mr. Welch, Jr., who are first cousins to each other.
Chairman Emeritus
The Board has designated former Steelcase director Robert C. Pew II as Chairman Emeritus. As Chairman Emeritus, Mr. Pew is invited to attend Board and committee meetings, but does not have voting rights and receives no retainer or other meeting fees.

DIRECTOR COMPENSATION

In fiscal year 2005, we compensated our directors as follows:

Type of Compensation	Director	Board Chair

Board Compensation:

Annual Retainer	$25,000	$90,000

Meeting Attendance Fee (per meeting)	$2,000	$0

Committee Compensation:

Audit Committee Chair Annual Retainer	$7,500	$0

Other Committee Chair Annual Retainer	$3,500	$0

Committee Chair Attendance Fee (per meeting)	$1,500	$0

Committee Attendance Fee (per meeting)	$1,000	$0

Directors receive a minimum of 25% of their annual Board retainer in either:

•	A deemed investment in Class A Common Stock under the Steelcase Inc.
Non-Employee Director Deferred Compensation Plan; or

•	Steelcase Inc. Class A Common Stock issued under the Steelcase Inc. Incentive Compensation Plan.
The stock or deemed investment is subject to the expectation that it will be held for the length of board service. Each director is also reimbursed for out-of-pocket expenses incurred to attend Board and committee meetings. Mr. Holton received an additional $784 in taxable income arising from one occasion on which his spouse accompanied him to Grand Rapids, Michigan on the Company’s corporate aircraft.
Mr. Hackett, as an employee, is not paid for his service as a director or committee member.
Directors serving on the board of an affiliate or a subsidiary are paid fees for their attendance at meetings. During fiscal year 2005, Mr. Wege II was paid $3,000 and Mr. Crawford was paid $4,500 for such service. Directors are also reimbursed for out-of-pocket expenses incurred to attend those meetings.
Each non-employee director is eligible to participate in the Steelcase Inc. Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainer and/or committee fees until they no longer serve on our Board of Directors. A participating director may elect to have the deferred amount deemed as an investment in Class A Common Stock or invested in any of several investment funds.
Each director participates in the Steelcase Inc. Incentive Compensation Plan. The only awards made to directors under this plan during fiscal year 2005 were to those directors electing to receive 25% or more of their annual retainer in Class A Common Stock.
William P. Crawford and Robert C. Pew III currently receive or are entitled to receive payments under supplemental retirement and/or deferred compensation arrangements that were in effect when their active employment with the Company ended. Their right to receive these payments is not conditioned on continued Board service.

Each non-employee director who is not a retiree of the Company is eligible to receive health care coverage under the Steelcase Benefit Plan for Outside Directors, which was merged into the Steelcase Inc. Employee Benefit Plan effective March 1, 2005. The plan provides medical and dental benefits, the cost of which is reported as taxable income each year. For calendar year 2004 the following directors participated in the plan and had the following taxable income:

Calendar 2004
Participating Directors	Taxable Income

Robert C. Pew III	$10,746

Peter M. Wege II	$10,746

P. Craig Welch Jr.	$10,746

Kate Pew Wolters	$4,574

Through a subsequently corrected oversight, some former directors who were also retirees and Mr. Crawford, a director and retiree, participated in the director health plan in fiscal year 2005 and received benefits differing from those available to other Company retirees. For calendar year 2004, Mr. Crawford had $3,264 of taxable income related to these additional benefits.

CORPORATE GOVERNANCE

The Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding the Company’s reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of the Company’s management and operations.
Our corporate governance policies and practices include:
Corporate Governance Principles
The Board of Directors adopted the Company’s Corporate Governance Principles on December 18, 2002. The principles outline the goals, duties and responsibilities of the Board and its Committees, as well as the Board’s expectations of directors, including the following:

•	The Board’s goal is to provide oversight to management that helps build long-term value for the Company’s shareholders.

•	The Board is responsible for monitoring the performance of the Company.

•	The Board is responsible for selecting the Chief Executive Officer, evaluating his or her performance and engaging in succession planning for senior management.

•	Directors are expected to spend the time and effort necessary to appropriately perform their responsibilities. The Nominating and Corporate Governance Committee conducts an annual evaluation of directors’ commitments to other boards to help ensure that directors are able to accomplish this goal.

•	Directors are subject to mandatory retirement. After turning age 75, no person can be nominated or re-elected as a director.

•	Directors who have a significant change in responsibilities, including a change in employment, are expected to volunteer their resignation. Whether the Board accepts the resignation is dependent on the continued appropriateness of Board service.

•	The Nominating and Corporate Governance Committee considers the issues of term limits in its nominating process and member rotation in making recommendations on committee assignments. In both instances, the Committee’s goal is to ensure that the Board and its committees are open to new ideas and are willing to critically re-examine the status quo.

•	The Board conducts orientation for its new members.

•	Directors are expected to participate in continuing educational programs to maintain the necessary level of expertise to perform their responsibilities as director.

•	Annual self-evaluations are conducted by the Board and the Audit, Compensation and Nominating and Corporate Governance Committees.

Director Independence
A majority of the members of our Board of Directors must be independent, as defined by the NYSE listing standards.
The Board considers all relevant facts and circumstances in determining whether a director is independent and adopted the following categorical standards to guide that determination. Under these standards, none of the following is considered a material relationship impairing a director’s independence:

•	If the director is currently employed in any capacity by, or is an equity owner in, another company that has done or does business with the Company, provided that:

–	The amount of business with the Company is less than the greater of $1,000,000 or 1% of the other company’s annual gross revenue; or

–	The director’s ownership interest does not exceed 5% of the total equity interests in the other company.

•	If the director is currently serving solely as a director, advisory director, consultant or in a similar non-employee position with another company that has done or does business with the Company, regardless of the amount.

•	If the director is currently employed as an executive officer of a charitable institution that has received contributions from the Company or the Steelcase Foundation, provided that the amount of the contributions in any of the last three years is less than the greater of $1,000,000 or 2% of the charitable institution’s annual gross revenue.

•	If the director is currently serving solely as a director, trustee, volunteer, committee member or in a similar position (and not as an executive officer) of a charitable institution that has received contributions in any amount from the Company or the Steelcase Foundation during any of the past three years.

•	If the Company has employed the director’s immediate family member within the last three years, provided such employment was not as a board-elected officer.

•	If the director, as part of his or her service on the Board of Directors also serves as a trustee of the Steelcase Foundation or as a director of a subsidiary or affiliate.

•	If the Company previously employed the director in any capacity, provided that the director’s employment ceased more than five years ago.
As used in the above categorical standards, “business with the Company” includes the Company selling products and/or services to the other company, either directly or through an independently owned dealer, and the Company buying products and/or services from the other company during the last three years. Unless the context otherwise requires, “director” includes the director and his or her immediate family members as defined in the NYSE listing standards.
Applying the NYSE listing standards, the Board’s categorical standards and considering all the relevant facts and circumstances, the Board of Directors determined that Earl D. Holton, Michael J. Jandernoa, David W. Joos, Elizabeth Valk Long, Robert C. Pew III, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. Additionally, William P. Crawford is independent as of May 1, 2005, the fifth anniversary of his retirement from the Company. James P. Hackett was not found to be independent because of his executive management position.
The Steelcase Foundation
The Steelcase Foundation is included in the above categorical independence standards. The Foundation was established in 1951 to make grants to non-profit organizations, projects and programs in the communities where our employees live and work. Established by the founders of Steelcase Inc., the Foundation seeks to give back to the communities that have been instrumental to the Company’s operations and growth. The Company has regularly donated a portion of its profits to the Foundation. The Company’s Board of Directors determines whether a donation will be made to the Foundation and the amount. Several of our directors also serve as Foundation Trustees, including James P. Hackett, Earl D. Holton, Robert C. Pew III, and Kate Pew Wolters, Chair of the Board of Trustees. The other Trustees of the Foundation include David D. Hunting, Jr., Mary Goodwillie Nelson, Peter M. Wege, James C. Welch and Fifth Third Bank. Fifth Third Bank is compensated for its services in connection with the Foundation. Individual trustees are not compensated for their service.
Executive Sessions of Non-Management Directors
The only member of the Board who is also a member of management is James P. Hackett, President and Chief Executive Officer. The Board meets quarterly in executive session without Mr. Hackett present. During these sessions, Robert C. Pew III, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the non-management directors will designate a member to preside at the executive sessions.
Code of Ethics, Code of Business Conduct, Charters and Communications with Directors
The Board has adopted a Code of Ethics applicable to the chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all employees and directors. Waivers of either code for a director or executive officer may only be approved by the Nominating and Corporate Governance Committee. Each of the codes, the Committee charters and information on how shareholders or other interested individuals can contact members of the Board of Directors and non-management directors is available on the corporate governance section of www.steelcase.com. Copies of the codes and charters can also be obtained by writing to: Steelcase Inc., Investor Relations, CH-3C, P.O. Box 1967, Grand Rapids, MI 49501-1967.
Audit Committee
Our Corporate Governance Principles prohibit any member of the Audit Committee from sitting on the audit committees of more than two other public companies. Additionally, the Board of Directors has designated Michael J. Jandernoa as an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”) rules, based on his financial and accounting education and experience.
Director Attendance at Shareholder Meetings
The Board’s policy is that each of our directors is expected to attend Annual Meetings. Eight of our directors attended the 2004 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Four standing committees assist the Board of Directors in fulfilling the responsibilities summarized below. Each committee has the power to conduct or authorize investigations or studies of matters within the scope of its responsibilities and may, at the Company’s expense, retain independent counsel or other consultants or advisors as deemed necessary. Each committee also has the sole authority to retain or terminate its consultants and approve the payment of fees.
Audit Committee

Current Members:	Responsibilities:
Michael J. Jandernoa (Chair) Earl D. Holton Elizabeth Valk Long Robert C. Pew III Peter M. Wege II Number of Meetings in Fiscal Year 2005: 7	• Appoints the independent auditor and reviews and approves its services and fees in advance.

•   Reviews the performance of the Company’s independent auditor and, if circumstances warrant, makes decisions regarding its replacement or termination.

•   Evaluates the independence of the independent auditor.

• Reviews the appointment, replacement, reassignment or dismissal of the head of the Company’s internal audit function, as well as the function’s budget and staffing.

• Reviews the scope of the internal and independent annual audit plans and monitors progress and results.

• Reviews the Company’s critical accounting policies and practices.

• Reviews the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures.

• Reviews the Company’s financial reporting, including the results of the annual audit and interim financial statements, as well as the type of information included in the Company’s earnings press releases.

• Reviews the process by which the Company monitors, assesses and manages its exposure to risk.

• Reviews the Company’s compliance with its Code of Business Conduct, as well as legal and regulatory compliance.

• Performs an annual self-evaluation of the Committee, as well as other duties specified in its charter.

• Reports to the Board of Directors about these and other matters undertaken by the Committee.

Compensation Committee

Current Members:	Responsibilities:
David W. Joos (Chair) Earl D. Holton Michael J. Jandernoa P. Craig Welch, Jr. Kate Pew Wolters Number of Meetings in Fiscal Year 2005: 7	• Establishes the Company’s compensation philosophy.

•   Establishes the compensation of the Chief Executive Officer.

•   Reviews the compensation of the Company’s executive officers.

• Reviews executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with the Company’s compensation philosophy.

• Makes awards and takes other actions under the Company’s incentive compensation and equity-based plans.

• Performs an annual self-evaluation of the Committee, as well as other duties specified in its charter.

• Reports to the Board of Directors about these and other matters undertaken by the Committee.
Executive Committee

Current Members:	Responsibilities:
Earl D. Holton (Chair) William P. Crawford James P. Hackett Robert C. Pew III Peter M. Wege II P. Craig Welch, Jr. Number of Meetings in Fiscal Year 2005: 0	• Exercises the powers of the Board of Directors when necessary between regular meetings, subject to any legal or regulatory limitations.

•   Performs other duties as assigned by the Board of Directors from time to time.

• Reports to the Board of Directors about these and other matters undertaken by the Committee.

Nominating and Corporate Governance Committee

Current Members:	Responsibilities:
Kate Pew Wolters (Chair) Earl D. Holton Elizabeth Valk Long Robert C. Pew III Peter M. Wege II P. Craig Welch, Jr. Number of Meetings in Fiscal Year 2005: 2	• Establishes procedures for identifying and evaluating potential director nominees and recommends nominees for election to the Board of Directors.

•   Reviews the suitability for continued service of directors when their term expires or a significant change in responsibility occurs, including a change in employment.

• Reviews annually the composition of the Board of Directors to ensure that it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity.

• Makes recommendations to the Board regarding its size, the frequency and structure of its meetings and other aspects of the governance procedures of the Board of Directors.

• Makes recommendations to the Board regarding the functioning and composition of Board committees.

• Develops and recommends corporate governance principles to the Board and reviews them at least annually.

• Oversees the annual self-evaluation of the Board of Directors and annual evaluation of the Chief Executive Officer.

• Reviews director compensation and recommends appropriate changes to the Board of Directors.

• Administers the Board’s policy on conflicts of interest.

• Considers any waiver request under the Company’s Code of Ethics and Code of Business Conduct.

• Performs an annual self-evaluation of the Committee, as well as other duties specified in its charter.

• Reports to the Board of Directors about these and other matters undertaken by the Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee has six members, all of whom are independent under NYSE listing standards. The Committee performs the duties described in Committees of the Board of Directors and operates under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually.
Corporate Governance
Since its formation in June 2002, the Committee has focused on seeking out world class governance policies and practices. Some of the resulting policies and practices are summarized in Corporate Governance.
Board Composition
The Committee also identifies and recommends to the Board of Directors qualified candidates for election as directors. As a part of that responsibility, the Committee conducts an annual review of the composition of the Board and evaluates whether it continues to reflect the balance of knowledge, experience, skills, expertise and diversity necessary to provide oversight and direction to management in a manner that builds long-term shareholder value.
Qualifications
Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Steelcase is committed to diversity and a candidate’s ability to add to the diversity of the Board is also considered. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the long-term interests of shareholders. Directors must possess knowledge, experience, skills or expertise that enhances the Board’s ability to direct the business of the Company. They must also be willing and able to spend the time and effort necessary to effectively discharge their responsibilities. Directors must be prepared to resign from the Board in the event they have a significant change in responsibilities, including a change in employment, as required by the Company’s Corporate Governance Principles.
In addition to the above qualifications, the Committee also reviews the effectiveness of directors when determining whether to re-nominate a current member of the Board for an additional term.
Identification of Candidates for Director
The Committee considers candidates suggested by its members, other directors and senior management as necessary in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly available information to assess whether they should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate a contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews their qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others that have personal knowledge of the candidate’s accomplishments.

The Committee will also consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to the Corporate Secretary in writing and include the following information:

•	The recommending shareholder’s name and evidence of ownership of Company stock, including the number of shares owned and the length of time owned; and

•	The candidate’s name, resume or a listing of qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating & Corporate Governance Committee and nominated by the Board.
Shareholders may also make their own nominations for director by following the process specified in the Company’s amended bylaws.
The Committee has the sole authority to retain search firms to assist in identifying candidates. No search firms or other advisors were retained in the past fiscal year.

Nominating and Corporate
Governance Committee

Kate Pew Wolters (Chair)
Earl D. Holton
Elizabeth Valk Long
Robert C. Pew III
Peter M. Wege II
P. Craig Welch, Jr.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five directors, all of whom are financially literate as defined by the Company’s Board of Directors and are independent under NYSE listing standards. The Committee performs the duties described in Committees of the Board of Directors and operates under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually.
Management is responsible for Steelcase’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. BDO Seidman, LLP, the Company’s independent registered public accounting firm (“independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	The conformity of those audited financial statements with accounting principles generally accepted in the United States of America;

•	The effectiveness of the Company’s internal control over financial reporting; and

•	Management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.
The Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.
In this context, we have discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, we received the written disclosures and letter from the independent auditor required by Independence Standards Board Standard No. 1 and reviewed, evaluated and discussed the written report and letter with that firm and its independence from the Company.
The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Company’s audited financial statements were also reviewed and discussed with management. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s reports, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2005.

Audit Committee

Michael J. Jandernoa (Chair)
Earl D. Holton
Elizabeth Valk Long
Robert C. Pew III
Peter M. Wege II

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

BDO Seidman’s fees for fiscal year 2005 (estimated) and fiscal year 2004 (actual) for work performed for the Company are as follows:

	Fiscal Year 2005	Fiscal Year 2004

Audit Fees[1]	$1,617,000	$963,000

Audit-Related Fees[2]	$213,000	$152,000

Tax Fees[3]	$290,000	$255,000

All Other Fees	$0	$0

Total	$2,120,000	$1,370,000

Notes

1	Audit fees consisted of the annual audit of the Company’s consolidated financial statements, the annual audit of the Company’s internal control over financial reporting (beginning in fiscal year 2005), reviews of the financial statements included in quarterly reports on Form 10-Q, audits of separate financial statements of subsidiaries and affiliates, and other services related to SEC reporting matters.

2	Audit-related fees consisted of employee benefit plan audits and related services.

3	Tax fees consisted of assistance with tax compliance, preparation of certain subsidiary tax returns, tax consultation, planning and implementation services, and assistance in connection with tax audits.
The Audit Committee has determined that providing the services reflected in the above table is compatible with the maintenance of BDO Seidman’s independence.
In addition, the Audit Committee has adopted a policy under which it approves in advance recurring audit, audit-related and tax services rendered by BDO Seidman, subject to specific fee limits. If circumstances require hiring the independent auditors for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services and/or fee limits. The Committee Chair may approve specified services between regularly scheduled meetings of the Committee, subject to review by the full Committee at its next scheduled meeting. The fiscal year 2005 services and fees reflected in the above table were pre-approved by the Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of five directors, all of whom are independent under NYSE listing standards. The Committee performs the duties described in Committees of the Board of Directors and operates under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually.
Overview – Compensation Philosophy and Objectives
Steelcase values the contributions of all employees and shares profits through broad-based incentive arrangements designed to reward performance and motivate teamwork for our success.
In line with this philosophy, the Committee’s objectives for executive compensation include:

•	Attracting and retaining highly-qualified executive officers.

•	Motivating executives to achieve the Company’s business objectives and rewarding them appropriately for their contributions.

•	Aligning the interests of executive officers with the long-term interests of the Company’s shareholders.

•	Ensuring that executive compensation is reasonable.
Each year the Committee reviews executive and non-executive compensation and benefit programs to assess reasonableness and alignment with the Company’s compensation philosophy.
In fiscal year 2005, the Committee engaged Towers Perrin, a leading compensation consulting firm, to assist in assessing the compensation of the Company’s Chief Executive Officer (“CEO”) and other executives. The firm reported directly to the Committee, consulting with it on best practices in executive compensation and providing relevant market data comparisons for executive compensation.
Taking into consideration the Towers Perrin data, the Committee reviewed the following components of compensation paid by the Company to each of its executive officers: base salary, projected annual and long-term incentive awards based on varying assumptions on company performance, equity awards, perquisites, amounts made available by the Company to pay for benefits under the Company’s broad-based health and welfare plans, and contributions to retirement plans, including projected benefits payable under the executive supplemental retirement plan.
Based upon this review, the Committee believes that the CEO and executive compensation for fiscal year 2005 is consistent with the Company’s compensation philosophy and is reasonable.

Principle Components of Executive Compensation
Base Salary
The Company sets base salaries as one part of total direct compensation for executives. Total direct compensation is targeted at the median level of a comparison group of companies selected by the Committee. Each year the Committee reviews the companies included in the comparison group for continued appropriateness, based primarily on revenue, industry characteristics and geographic locations. Where there is insufficient data within the group for a specific position, general industry data is also considered.
In determining the base salary of Mr. Hackett, the Committee considers market data from the comparison group and the factors upon which his annual performance appraisal is based. Those factors include Mr. Hackett’s leadership, establishment and implementation of the Company’s strategic direction and the Company’s performance on EVA, which is described below, earnings per share and return on equity goals.
In fiscal year 2002, the Committee approved Mr. Hackett’s request to reduce his base salary from $800,000 to $720,000 due to industry conditions. No adjustments were made to Mr. Hackett’s salary in fiscal year 2003. In fiscal year 2004, the Committee increased Mr. Hackett’s salary to $760,000. In making this adjustment, the Committee considered the voluntary nature of the previous salary reduction and Mr. Hackett’s performance against various goals, including reducing the Company’s cost structure, improving cash flow and strengthening its balance sheet. Due to the Company’s fiscal year 2004 financial performance, no base salary adjustment was made in fiscal year 2005.
On an annual basis, Mr. Hackett establishes base salaries for executive officers based on his assessment of individual performance and market data from the comparison group of companies. The Committee annually reviews and evaluates the reasonableness of executive compensation.
Annual and Long-Term Incentive Awards
Annual and long-term incentive awards are tied to achieving specific financial goals. Consistent with market practice and our desire to motivate performance, incentive compensation opportunities represent a larger percentage of total compensation for executives than for other Company employees.
The Steelcase Inc. Management Incentive Plan (“MIP”) provides annual and/or long-term incentive bonus compensation to approximately 350 participants. Annual awards under the plan reward participants for the Company’s current year financial performance. Long-term awards encourage retention and participant focus on decisions that impact the longer-term success of the Company. The executive officers named in the Summary Compensation Table participate in the MIP and are eligible to receive annual and long-term awards.
Annual and long-term awards under the MIP are determined based on Economic Value Added (“EVA”), a profit measure that reflects the Company’s operating costs, including the cost of capital. EVA is calculated on the Company’s net income less a capital charge representing the economic costs of a reasonable return on the company’s net assets, plus an acquisition allowance and plus or minus any accounting adjustments allowed under the plan and authorized by the Committee.

At the beginning of each fiscal year, the Committee sets EVA performance goals that must be achieved for MIP participants to earn an award. The performance goals include two components, a growth component and an absolute component. The growth component rewards improvements in EVA and is automatically set each year based on the average of the prior year’s EVA target and actual performance, increased by an improvement factor. The absolute component, the minimum level of EVA required for an award, rewards annual achievement of EVA results. The growth and absolute components have separate leverage factors, which determine the level of EVA that is required to double the award.
The Committee also approves a schedule of target awards, expressed as a percentage of base salary. The target percentages for annual and long-term awards increase according to base salary. The Committee exercises discretion in setting the targets and considers factors such as the median of market data for similar incentives and the Company’s historic and projected performance.
Following the fiscal year end, both growth and absolute EVA are calculated by applying the leverage factors. Using a weighting of 50% growth component and 50% absolute component established by the Committee, the award multiple is determined. The award multiple is applied to the target annual and long-term incentive percentages to calculate each employee’s actual incentive percentages, which are then multiplied by the employee’s base pay to determine the annual and/or long-term incentive awards for the fiscal year.
In fiscal year 2005, the Committee imposed a condition that the award multiple cannot exceed 2.0. The maximum annual incentive payment under the plan to any participant is $3 million. The maximum long-term incentive payment is $4 million, inclusive of cash and other forms of payment.
Annual awards are paid in the year declared. Long-term awards are allocated to participant accounts and paid in three equal annual installments, beginning the year after the award is declared. Any unpaid account balance is adjusted at the end of each fiscal year to reflect the change in shareholders’ equity, positive or negative, before payment of dividends. Participants whose employment is terminated for any reason other than death, total disability or retirement, forfeit the right to payment of any unpaid account balances credited to their account unless otherwise determined by the Committee.
During fiscal years 2003 and 2004, the Company’s performance was such that no annual or long-term awards were earned. In an effort to motivate and retain experienced management talent, the Committee approved a change for fiscal year 2005 for all MIP participants allowing two-thirds of the long-term incentive award to be paid at the same time as the annual incentive. The remaining one-third will be paid in equal amounts over the next three fiscal years.
In fiscal year 2005, the Company’s EVA performance resulted in an award multiple of .80. For fiscal year 2005, Mr. Hackett’s target annual incentive percentage was 70% and his target long-term incentive percentage was 115%. Those percentages were established in fiscal year 2004, and were based on the market data from the then-current comparison group of companies. The change for all MIP participants allowing two-thirds of the long-term award to be paid at the same time as the annual incentive, increased Mr. Hackett’s annual target to 147% and decreased his long-term target to 38%.

Equity Awards
The Company makes awards of equity-based compensation to remain competitive in attracting and retaining management employees and to align management with the interests of shareholders.
In fiscal year 2005, the Committee established a performance shares program for executive officers, including the executive officers named in the Summary Compensation Table. The program awards a target number of performance shares, or in the case of executives living outside of the United States performance share units (“PSUs”), that will be earned subject to achievement of specified levels of financial performance over a three-year period.
For fiscal year 2005, the Committee selected cash flow from operations as the performance measure because it focuses on operating results and compliments EVA profitability goals. Upon completion of the three-year performance period, 0% to 200% of the target number of shares or PSUs will be earned based on the total cumulative three-year operating cash flow.
At the end of the performance period, the number of performance shares earned will be determined and issued as Class A Common Stock. One-third of the shares vest immediately, and the remaining two-thirds vest equally over the next two years. Dividend equivalents accumulate during the performance period at the same rate as dividends declared on Class A Common Stock and will be paid at the end of the performance period on the actual number of performance shares earned. During the vesting period, dividends will be paid on earned shares.
Similarly, at the end of the performance period, the number of PSUs earned will be determined. One-third will be immediately issued as Class A Common Stock. The remaining two-thirds vest equally over the next two years and will be issued as Class A Common Stock on the annual vesting dates. Dividend equivalents accumulate during the performance period at the same rate as dividends declared on Class A Common Stock and will be paid at the end of the performance period on the actual number of PSUs earned. During the vesting period, dividend equivalents will be paid on earned shares.
Mr. Hackett’s award of performance shares was based on market data provided by Towers Perrin and the Committee’s desire to motivate improved Company performance. The performance share awards to the executive officers named in the Summary Compensation Table are shown in Long-Term Incentive Plan Awards in the Last Fiscal Year. No other equity awards, including options and restricted stock, were made to the named executive officers in fiscal year 2005.
Tax Deductibility
The Company also considers the tax deductibility of compensation paid to certain executive officers. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes. However, when deemed necessary, the Committee retains the flexibility to authorize compensation that may not be deductible to achieve incentive and retention goals.

Compensation Committee

David W. Joos (Chair)
Earl D. Holton
Michael J. Jandernoa
P. Craig Welch, Jr.
Kate Pew Wolters

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS
AND OTHER ARRANGEMENTS

Summary Compensation Table
The table below shows compensation information for James P. Hackett, who served as the President and Chief Executive Officer in fiscal year 2005, and our four next highly paid executive officers as of the end of fiscal year 2005.

					Long-Term Compensation

		Annual Compensation
					Awards		Payouts
				Other
				Annual	Restricted	Securities	Long-Term	All Other
Name and	Fiscal			Compen-	Stock	Underlying	Incentive	Compen-
Principal Position	Year	Salary[1]	Bonus[2]	sation[3]	Awards[4]	Options[5]	Payouts[6]	sation[7]

James P. Hackett	2005	$760,000	$893,760	$7,680	$0	0	$0	$20,500
President and	2004	$742,615	$0	$6,625	$308,800	0	$112,201	$20,000
Chief Executive	2003	$733,846	$0	$(11,736)	$0	367,290	$317,184	$20,669
Officer

Frank H. Merlotti, Jr.	2005	$437,000	$461,472	$3,600	$0	0	$0	$20,500
President,	2004	$428,596	$0	$3,600	$144,750	0	$0	$20,000
Steelcase	2003	$184,885	$0	$0	$0	200,000	$0	$8,404
North America

James P. Keane	2005	$396,730	$399,059	$6,720	$0	0	$0	$19,786
Sr. Vice President,	2004	$355,016	$0	$5,116	$295,280	0	$17,460	$17,409
Chief Financial	2003	$310,865	$0	$(1,625)	$0	100,000	$43,922	$15,715
Officer

Nancy W. Hickey	2005	$329,558	$290,018	$1,920	$0	0	$0	$16,450
Sr. Vice President,	2004	$311,135	$0	$1,786	$77,200	0	$14,265	$15,457
Chief Administrative	2003	$310,865	$0	$93,641	$0	85,620	$37,955	$15,951
Officer

Michael I. Love	2005	$316,085	$278,162	$1,920	$0	0	$0	$15,778
President & CEO,	2004	$297,981	$0	$1,713	$77,200	0	$21,901	$14,745
Steelcase Design	2003	$290,481	$0	$(1,041)	$0	65,000	$28,138	$15,271
Partnership

Notes

1	Includes amounts withheld under our Deferred Compensation Plan and the 401(k) component of the Steelcase Inc. Retirement Plan. Salary levels are established as described in the charter of the Compensation Committee and the Compensation Committee Report. Mr. Hackett received no salary increase in fiscal year 2005. The change shown between fiscal years 2004 and 2005 in the table above results from the unpaid one week company-wide shutdown in fiscal year 2004 and a partial-year salary increase effective March 27, 2003. Mr. Merlotti received no salary increase in fiscal year 2005 and the change shown in the table above results from the unpaid one week company-wide shutdown. Additionally, Mr. Merlotti was hired as an employee on September 20, 2002 and had partial earnings in fiscal year 2003. Amounts for fiscal year 2003 reflect 53 weeks of earnings.

2	Represents amounts paid from the annual component of the MIP. For fiscal year 2005, annual targets were increased by an amount equal to two-thirds of the participants’ long-term target and long-term targets were decreased by the same amount. This methodology for establishing fiscal year 2005 target percentages was used for all MIP participants.

3	Includes the annual change in equity for fiscal years 2004 and 2003 on the long-term amounts paid from the MIP. The long-term amounts paid are adjusted, positively or negatively, for annual change in equity. The amounts shown for fiscal year 2003 include the negative change in equity for fiscal years 2002 and 2003. For enhanced disclosure, fiscal years 2004 and 2005 include restricted stock dividends. For Ms. Hickey, the fiscal year 2003 amount includes proceeds from the exercise of stock options. While each of the named individuals received limited perquisites, no amounts are included in accordance with SEC rules because cumulative totals are less than $50,000.

4	During fiscal year 2004, each of the named executives received a grant(s) of restricted stock which vests three years from the date of grant. Dividends are payable on the restricted shares at the same rate as our common stock. The following table shows the market value on the date of grant and as of February 25, 2005.

					Fair Market
			Grant Date		Value as of
			Fair Market		February 25,
			Value		2005

		Number
		of	Value		Value
		Restricted	Per	Total	Per	Total
Name	Grant Date	Shares	Share	Value	Share	Value	Vest Date

James P. Hackett	03/27/2003	32,000	$9.65	$308,800	$14.15	$452,800	03/27/2006

Frank H. Merlotti, Jr.	03/27/2003	15,000	$9.65	$144,750	$14.15	$212,250	03/27/2006

James P. Keane	03/27/2003	16,000	$9.65	$154,400	$14.15	$226,400	03/27/2006
	10/01/2003	12,000	$11.74	$140,880	$14.15	$169,800	10/01/2006

Nancy W. Hickey	03/27/2003	8,000	$9.65	$77,200	$14.15	$113,200	03/27/2006

Michael I. Love	03/27/2003	8,000	$9.65	$77,200	$14.15	$113,200	03/27/2006

5	Represents options granted under the Incentive Compensation Plan.

6	Represents the cumulative long-term incentive awards payable under the MIP prior to any change in equity adjustment for the fiscal year.

7	The amounts shown are the combined contributions made to the Steelcase Inc. Retirement Plan and the Restoration Retirement Plan.
Aggregated Option Exercises in the Last Fiscal Year and Option Values at Fiscal Year End
The table below shows information concerning the options exercised in fiscal year 2005 by each of the executive officers named in the Summary Compensation Table and the value of the options held at the end of fiscal year 2005. No stock appreciation rights are held by any of our executives.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In the Money
			Options at		Options at
	Shares		February 25, 2005		February 25, 2005
	Acquired
	on	Value
Name	Exercise	Received	Exercisable	Unexercisable	Exercisable	Unexercisable

James P. Hackett	0	$0	1,121,230	122,430	$1,020,900	$0

Frank H. Merlotti, Jr.	0	$0	133,333	66,667	$446,666	$223,334

James P. Keane	0	$0	207,038	33,334	$182,739	$0

Nancy W. Hickey	0	$0	160,520	28,540	$90,724	$0

Michael I. Love	0	$0	132,093	21,667	$144,006	$0

Long-Term Incentive Plan Awards in the Last Fiscal Year
The table below shows the amount of long-term compensation credited in fiscal year 2005 to the executive officers named in the Summary Compensation Table.

	Estimated Future	Performance
	Targeted Payouts for	Period
Name	Non-Stock Awards	Until Maturation

James P. Hackett	$231,040	3 years

Frank H. Merlotti, Jr.	$115,368	3 years

James P. Keane	$103,012	3 years

Nancy W. Hickey	$79,096	3 years

Michael I. Love	$75,862	3 years

The table below shows the number of performance shares awarded during fiscal year 2005 to the executive officers named in the Summary Compensation Table.

			Estimated Future Payouts
			Under Non-Stock
			Priced-Based Plans[1]
	Number of
	Performance	Performance
Name	Shares	Until Payout	Threshold	Target	Maximum

James P. Hackett	100,000	3 – 5 years	50,000	100,000	200,000

Frank H. Merlotti, Jr.	12,000	3 – 5 years	6,000	12,000	24,000

James P. Keane	12,000	3 – 5 years	6,000	12,000	24,000

Nancy W. Hickey	7,000	3 – 5 years	3,500	7,000	14,000

Michael I. Love	12,000	3 – 5 years	6,000	12,000	24,000

Notes

1	Performance shares awarded under the Incentive Compensation Plan are earned subject to achievement of specified levels of cumulative three-year cash flow. In accordance with the performance goals established, the threshold, target and maximum awards are equal to 50%, 100% and 200% respectively of the target performance shares awarded. Upon completion of the performance period at the end of fiscal 2007, the actual number of shares earned will be determined based on the cumulative three-year cash flow. No shares will be earned when the cash flow per share is less than $0.72. The threshold number of shares will be earned when cash flow per share is $0.72. The target number of shares shown above will be earned when the cash flow per share is $1.20. The maximum number of shares will be earned on achieving cash flow per share of $4.80. At the end of the performance period, the earned shares will be issued as Class A Common Stock. One-third of the shares vest immediately and the remaining two-thirds vest equally over the next two years. Dividend equivalents accumulate during the performance period at the same rate as dividends declared on Class A Common Stock and will be paid at the end of the performance period on the actual number of performance shares earned. During the vesting period, dividends are paid on earned shares. For more information on performance shares see the Compensation Committee Report.

Executive Supplemental Retirement Plan
The Company maintains the Steelcase Inc. Executive Supplemental Retirement Plan. The Compensation Committee determines who participates in the plan. Each executive officer named in the Summary Compensation Table is a current participant.
Under this unfunded plan, participants receive the following benefits:

•	Five annual payments equal to 70% of average base salary for the three consecutive calendar years prior to retirement or death, multiplied by the vested percentage.

•	Fifteen annual payments of $50,000, multiplied by the vested percentage.
Benefits normally begin in March of the year in which any of the following occur:

•	Retirement at 65.

•	Retirement before 65 if the officer’s age plus years of continuous service with Steelcase equal 80 (early retirement).

•	The officer’s death or total disability.
In the event of early retirement and with the approval of the plan’s administrative committee, an officer can elect within a specified time frame to receive benefits earlier in lower annual amounts and ending on the date the final payment would have been made had no earlier benefits been elected.
The table below shows the estimated annual income benefits payable to each of the executive officers named in the Summary Compensation Table, or his or her beneficiary, over a five-year period, assuming that no early payment election is made and all plan requirements are satisfied:

Years of Participation
Average Base
Salary
(Final 3 years)	3	4	5	6	7 or more

$800,000	$122,000	$244,000	$366,000	$488,000	$610,000

750,000	115,000	230,000	345,000	460,000	575,000

700,000	108,000	216,000	324,000	432,000	540,000

650,000	101,000	202,000	303,000	404,000	505,000

600,000	94,000	188,000	282,000	376,000	470,000

550,000	87,000	174,000	261,000	348,000	435,000

500,000	80,000	160,000	240,000	320,000	400,000

450,000	73,000	146,000	219,000	292,000	365,000

400,000	66,000	132,000	198,000	264,000	330,000

350,000	59,000	118,000	177,000	236,000	295,000

300,000	52,000	104,000	156,000	208,000	260,000

After the first five annual payments, the total benefit reduces to the amounts shown in the following table (this benefit is paid for years 6 through 15):

Years of Participation

3	4	5	6	7 or more

$10,000	$20,000	$30,000	$40,000	$50,000

Social Security and other offsetting amounts are not deducted from the payments shown in the previous tables. Benefits are paid to the officer or the officer’s surviving spouse, as defined in the plan.
A participant’s vested percentage is based on completed years of participation in the plan:

Years of Participation	Vested Percentage

Less than 3	0%

3	20%

4	40%

5	60%

6	80%

7 or more	100%

As of the date of this Proxy Statement, the executive officers named in the Summary Compensation Table have completed the following years of service while a participant under the plan:

Name	Years of Participation

James P. Hackett	14

Frank H. Merlotti, Jr.	2

James P. Keane	4

Nancy W. Hickey	8

Michael I. Love	4

A participant forfeits the right to receive benefits under the plan in the following circumstances:

•	Employment is terminated for cause.

•	Employment is terminated for any reason other than total disability or early retirement before reaching 65.

•	Death occurs without a surviving spouse, as defined in the plan, or at the time the surviving spouse dies after the participant’s death.

•	The participant competes with the Company without the prior consent of the plan’s administrative committee.

•	The participant is eligible for and elects to receive benefits under any other non-qualified deferred compensation plan or arrangement maintained by the Company or any of its subsidiaries or affiliates (other than the Restoration Retirement Plan or the Deferred Compensation Plan).

Restoration Retirement Plan
Each executive officer named in the Summary Compensation Table participates in the Restoration Retirement Plan. This unfunded, defined contribution plan is intended to restore retirement benefits that would otherwise be paid under the Retirement Plan, but are lost as a result of the limitations on eligible compensation under Internal Revenue Code Section 401(a)(17).
Each participant in the MIP for the full plan year, including each executive officer named in the Summary Compensation Table, is eligible to participate in our Restoration Retirement Plan. We make annual contributions to a participant’s account at the same combined rate of contribution for the plan year used in determining benefits under our Retirement Plan. Eligible compensation under the Restoration Retirement Plan is the amount of the participant’s base salary and annual bonus under the MIP that exceeds the limit under Internal Revenue Code Section 401(a)(17), but not more than twice the limit. Each participant’s account balance is credited annually with earnings at the same rate of return on investments for the participant under the Steelcase Inc. Retirement Plan for the same plan year. No earnings are credited following termination of employment.
Benefits are payable from the Restoration Retirement Plan after a participant terminates employment according to the following vesting schedule:

Years of Service	Vesting Percentage

Less than 3	0%

3	20%

4	40%

5	60%

6	80%

7 or more	100%

Each executive officer named in the Summary Compensation Table is 100% vested except for Mr. Merlotti who is 0% vested. Benefits are payable in lump sum or in annual installments over four years. Unpaid benefits are forfeited if the participant is terminated for cause or engages in certain competitive activity without the prior consent of the plan’s administrative committee.
Deferred Compensation Plan
To compete with other comparable global industrial companies, we maintain the Steelcase Inc. Deferred Compensation Plan. This plan permits eligible participants, including the executive officers named in the Summary Compensation Table, to defer up to 25% of their current base salary and/or up to 50% of their MIP annual incentive payments before income taxes. Each participant elects how the deferred amounts will be deemed invested among various investment funds made available by the Company. The total amount of deferral plus investment earnings is paid to the participants or their beneficiaries upon leaving employment. Prior to establishing the plan, Steelcase entered into deferred compensation contracts with certain executive officers, including Mr. Hackett. Under the earlier agreement, Mr. Hackett will receive payments upon reaching age 70.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below shows the amount of Steelcase common stock beneficially owned as of April 27, 2005 (unless another date is indicated) by:

•	Each person serving as a director as of April 27, 2005;

•	Each executive officer named in the Summary Compensation Table on page 24;

•	Each other person known by the Company to beneficially own more than 5% of Steelcase Common Stock; and

•	Directors and all executive officers, as a group.
Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days after April 27, 2005 (for example, by exercising options). In most cases, each individual has the sole power to vote or dispose of the shares shown as beneficially owned in the table below. Where this is not the case, voting and disposition powers are clarified in the notes following the table.

	Class A			Class B
	Common Stock[1]			Common Stock[2]

	Shares			Shares
	Beneficially	Stock	Percent	Beneficially	Percent	Deferred
Name of Beneficial Owner	Owned	Options[3]	of Class	Owned	of Class	Stock[4]

William P. Crawford [5]	146,610	60,456	*	10,403,510	12.3	856

James P. Hackett [6]	84,589	1,243,660	2.0	81,900	*	0

Nancy W. Hickey [7]	8,330	189,060	*	0	0	0

Earl D. Holton	8,514	80,707	*	0	0	14,063

Michael J. Jandernoa	10,832	0	*	0	0	414

David W. Joos	1,400	8,000	*	0	0	6,386

James P. Keane[8]	28,110	240,372	*	0	0	0

Elizabeth Valk Long[9]	1,400	13,618	*	0	0	13,925

Michael I. Love	8,560	153,760	*	0	0	0

Frank H. Merlotti, Jr.[10]	42,850	133,333	*	0	0	0

Robert C. Pew III[11]	7,906	25,835	*	1,502,541	1.8	0

Peter M. Wege II12	240,441	25,835	*	287,218	*	856

P. Craig Welch, Jr.[13]	55,400	25,835	*	5,016,765	5.9	19,731

Kate Pew Wolters[14]	5,000	8,000	*	1,778,856	2.1	856

Fifth Third Bancorp[15] Fifth Third Center Cincinnati, OH 45263 and Fifth Third Bank 111 Lyon Street, NW Grand Rapids, MI 49503	9,345,105	0	14.6	64,104,824	75.7	0

	Class A			Class B
	Common Stock[1]			Common Stock[2]

	Shares			Shares
	Beneficially	Stock	Percent	Beneficially	Percent	Deferred
Name of Beneficial Owner	Owned	Options[3]	of Class	Owned	of Class	Stock[4]

Robert C. Pew II [16] c/o Steelcase Inc. 901 – 44th Street Grand Rapids, MI 49508	40,296	17,835	*	20,136,818	23.8	0

Peter M. Wege[17] P.O. Box 6388 Grand Rapids, MI 49516	7,270,269	12,217	11.3	12,864,944	15.2	0

Ariel Capital Management [18] 200 East Randolph Drive Suite 2900 Chicago, IL 60601	16,380,380	0	25.5	0	0	0

W. Michael Van Haren [19] 900 Fifth Third Center 111 Lyon Street, NW Grand Rapids, MI 49503	321,270	0	*	12,618,325	14.9	0

Mary I. Pew [20] c/o Steelcase Inc. 901 – 44th Street Grand Rapids, MI 49508	40,296	0	*	11,342,534	13.4	0

Allen I. Hunting, Jr. [21] 2820 Pioneer Club Road Grand Rapids, MI 49506	0	0	0	8,441,404	10.0	0

CRASTECOM B Limited Partnership [22] 7091 Conservation Road Ada, MI 49301	0	0	0	7,690,909	9.1	0

Cooke & Bieler, L.P. [23] 1700 Market Street Suite 3222 Philadelphia, PA 19103	3,865,667	0	6.0	0	0	0

Directors and Executive Officers as a group (18 persons) [24]	689,679	2,787,538	5.2	19,070,790	22.5	57,087

*	Less than 1%
Notes

1	Each share of Class B Common Stock can be converted at the option of the shareholder into one share of Class A Common Stock. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under SEC regulation. The number of shares of Class A Common Stock and percentages shown for Class A Common Stock, however, do not account for this conversion right to reduce substantial duplications in the number of shares and percentages shown in the table. If the number of shares of Class A Common Stock beneficially owned by each shareholder was calculated to include the number of shares the shareholder would acquire upon conversion of his or her Class B Common Stock, the following shareholders would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed after their names:

	Number	Percent
	of	of
Name of Beneficial Owner	Shares	Class A

Fifth Third Bancorp and Fifth Third Bank	73,449,929	57.3

Directors and Executive Officers as a group (18 persons)	22,548,007	26.2

Peter M. Wege	20,147,430	26.1

Robert C. Pew II	20,194,949	23.9

W. Michael Van Haren	12,939,595	16.8

Mary I. Pew	11,382,830	15.1

William P. Crawford	10,610,576	14.2

Allen I. Hunting, Jr.	8,441,404	11.6

CRASTECOM B Limited Partnership	7,690,909	10.7

James F. Hunting	5,538,026	8.0

Bonnico Limited Partnership	5,167,342	7.5

James C. Welch	5,138,066	7.5

P. Craig Welch, Jr.	5,098,000	7.4

Anne Hunting	4,594,457	6.7

ABJ Investments Limited Partnership	4,476,491	6.5

Olive Shores, Inc.	4,476,491	6.5

Mary W. Corl	3,849,142	5.7

William W. Idema	3,789,236	5.6

Corl Family Limited Partnership	3,507,142	5.2

Kate Pew Wolters	1,791,856	2.7

Robert C. Pew III	1,536,282	2.3

James P. Hackett	1,410,149	2.2

Peter M. Wege II	553,494	*

*	Less than 1%

The number of shares shown for the shareholders who do not appear in the table on pages 30 and 31 are based on the most recent Schedule 13G or 13D amendment to those schedules filed by each of such shareholders with the SEC.

2	Some of the Class B Common Stock reflected in the table is beneficially owned by more than one of the named shareholders. Therefore, the “Percent of Class” column totals more than 100%.

3	This column shows the number of shares of Class A Common Stock that can be acquired as a result of the exercise of stock options within 60 days of April 27, 2005.

4	The number shown in this column represents shares of Class A Common Stock deemed to be credited as of April 27, 2005 to the respective directors’ accounts under our Non-Employee Director Deferred Compensation Plan. Under the plan, directors have no right to receive actual shares and have no voting or dispositive power over any shares. The deemed investment mirrors the actual return on Steelcase Inc. Common Stock. See Director Compensation for a description of the plan.

5	Includes (a) 261,200 shares of Class B Common Stock held by trusts of which William P. Crawford serves as co-trustee, (b) 61,595 shares of Class B Common Stock held by Mr. Crawford’s wife, (c) 905,603 shares of Class B Common Stock held by a trust of which Mr. Crawford’s wife serves as trustee, (d) 51,957 shares of Class B Common Stock held by a trust of which Mr. Crawford’s wife serves as co-trustee, and (e) 7,690,909 shares of Class B Common Stock held by CRASTECOM B Limited Partnership, of which Mr. Crawford is the managing partner (see note 22 below).

6	Includes (a) 2,600 shares of Class A Common Stock and 71,459 shares of Class B Common Stock held by James P. Hackett’s wife, (b) 379 shares of Class A Common Stock held jointly by Mr. Hackett and his son, and (c) 32,000 shares of restricted Class A Common Stock.

7	Includes (a) 220 shares of Class A Common Stock held jointly by Nancy W. Hickey and her husband and (b) 8,000 shares of restricted Class A Common Stock.

8	Includes 28,000 shares of restricted Class A Common Stock.

9	Includes 1,000 shares of Class A Common Stock held jointly by Elizabeth Valk Long and her husband.

10	Includes (a) 6,150 shares of Class A Common Stock held by a trust of which Frank H. Merlotti, Jr. serves as co-trustee and (b) 15,000 shares of restricted Class A Common Stock.

11	Includes (a) 2,000 shares of Class A Common Stock and 193,685 shares of Class B Common Stock held by a trust of which Robert C. Pew III serves as co-trustee, and (b) 534,400 shares of Class B Common Stock held by a charitable foundation of which shares Mr. Pew has the sole power to vote and dispose.

12	Includes (a) 240,041 shares of Class A Common Stock held by trusts of which Peter M. Wege II’s wife serves as trustee and (b) 96,600 shares of Class B Common Stock held by a trust of which Mr. Wege’s wife serves as co-trustee.

13	Includes (a) 3,637,285 shares of Class B Common Stock held by trusts of which P. Craig Welch, Jr. serves as co-trustee, (b) 329,045 shares of Class B Common Stock held by trusts of which Mr. Welch’s wife serves as trustee, and (c) 100,287 shares of Class B Common Stock held by trusts of which Mr. Welch’s wife serves as co-trustee.

14	Includes 5,000 shares of Class A Common Stock and 1,293,985 shares of Class B Common Stock held by a trust of which Kate Pew Wolters is a co-trustee and which Ms. Wolters has the power to revoke within 60 days of April 27, 2005. Excludes 170,000 shares of Class A Common Stock held by an educational fund of which Ms. Wolters serves as one of seven trustees and of which shares Ms. Wolters disclaims beneficial ownership.

15	Based on an Amendment to Schedule 13G dated December 31, 2004 filed by Fifth Third Bancorp and Fifth Third Bank (collectively, “Fifth Third”) with the SEC. Includes (a) 4,063,908 shares of Class A Common Stock and 18,545,807 shares of Class B Common Stock that Fifth Third has the sole power to vote, (b) 5,015,901 shares of Class A Common Stock and 24,737,369 shares of Class B Common Stock that Fifth Third shares with others the power to vote, (c) 3,728,908 shares of Class A Common Stock and 18,545,807 shares of Class B Common Stock that Fifth Third has the sole power to dispose, and (d) 3,153,438 shares of Class A Common Stock and 38,419,589 shares of Class B Common Stock that Fifth Third shares with others the power to dispose.

16	Based on an Amendment to Schedule 13D dated March 14, 2005 filed by Robert C. Pew II with the SEC. Includes (a) 14,700,126 shares of Class B Common Stock held by trusts of which Mr. Pew serves as co-trustee, (b) 1,914,857 shares of Class B Common Stock held by a trust of which Mr. Pew’s wife serves as co-trustee and of which Mr. Pew has the right to revoke within 60 days of April 27, 2005, (c) 296 shares of Class A Common Stock and 3,521,835 shares of Class B Common Stock held by a trust of which shares Mr. Pew has the sole power to vote and Mr. Pew’s wife shares the power to dispose, and (d) 40,000 shares of Class A Common Stock held by a charitable foundation of which shares Mr. Pew and his wife share the power to vote and dispose. Excludes 170,000 shares of Class A Common Stock held by an educational fund, of which Mr. Pew serves as one of seven trustees and disclaims beneficial ownership.

17	Based on an Amendment to Schedule 13G dated December 31, 2004 filed by Peter M. Wege with the SEC. Includes 3,850,209 shares of Class A Common Stock and 11,364,944 shares of Class B Common Stock held by various trusts, of which shares Mr. Wege has no ability to vote or direct the disposition but can prevent the disposition of the shares by the trustees; Mr. Wege disclaims beneficial ownership of these shares.

18	Based on an Amendment to Schedule 13G dated December 31, 2004 filed by Ariel Capital Management, Inc. with the SEC.

19	Based on an Amendment to Schedule 13D dated May 15, 2003 filed by W. Michael Van Haren with the SEC. Includes 320,920 shares of Class A Common Stock and 12,618,325 shares of Class B Common Stock that Mr. Van Haren and Fifth Third Bank share the power to vote and dispose.

20	Based on an Amendment to Schedule 13D dated March 14, 2005 filed by Mary I. Pew with the SEC. Includes (a) 1,914,857 shares of Class B Common Stock held by a trust of which Mrs. Pew serves as co-trustee, (b) 5,905,842 shares of Class B Common Stock held by a trust of which Mrs. Pew’s husband serves as co-trustee and of which Mrs. Pew has the right to revoke within 60 days of April 27, 2005, (c) 296 shares of Class A Common Stock and 3,521,835 shares of Class B Common Stock held by a trust of which shares Mrs. Pew shares the power to dispose, and (d) 40,000 shares of Class A Common Stock held by a charitable foundation of which shares Mrs. Pew and her husband share the power to vote and dispose.

21	Based on a Schedule 13G dated December 31, 1998 filed by Allen I. Hunting, Jr. with the SEC. Includes 7,813,033 shares of Class B Common Stock that Mr. Hunting, Jr. shares with others the power to vote and dispose.

22	Based on a Form 4 dated October 27, 2004 and a Form 4 dated November 9, 2004 filed by CRASTECOM B Limited Partnership with the SEC. William P. Crawford is the managing partner of this limited partnership (see note 5 above).

23	Based on an Amendment to Schedule 13G dated December 31, 2004 filed by Cooke & Bieler, L.P. with the SEC.

24	Includes all of Steelcase’s executive officers, a portion of whom are named in the table. The numbers shown include (a) the shares described in notes (5) through (14) above (to the extent included in the shares deemed to be beneficially owned by the relevant directors and executive officers), (b) 400 additional shares of Class A Common Stock held jointly by one of the executive officers and his wife, (c) 1,007 additional shares of Class A Common Stock held jointly by another of the executive officers and his wife, and (d) 46,000 shares of restricted Class A Common Stock.

STOCK PERFORMANCE GRAPH

The following line graph compares cumulative total shareholder return in Steelcase Inc. Class A Common Stock to the Standard & Poor’s 500 Stock Index (“S&P 500”)1 and to a peer group2. It is assumed that the value of the investment in Steelcase, the S&P 500 and the peer group was 100 on February 25, 2000 and that all dividends were reinvested.

	02/25/00	02/23/01	02/22/02	02/28/03	02/27/04	02/25/05

Steelcase Inc. Class A Common Stock	$100.00	$143.92	$148.67	$96.20	$150.39	$153.60
Standard & Poor’s 500 Stock Index	$100.00	$94.51	$83.80	$65.83	$91.19	$98.17
Peer Group Index	$100.00	$123.88	$124.13	$113.09	$166.91	$177.68
Notes

1	The S&P 500 is used as a performance indicator of the overall stock market.

2	The peer group consists of three companies that manufacture office furniture and have industry characteristics that we believe are similar to Steelcase’s. The peer group consists of Herman Miller, Inc., HNI Corporation (f/k/a HON Industries Inc.), and Kimball International, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Earl D. Holton, Michael J. Jandernoa, David W. Joos, P. Craig Welch, Jr. and Kate Pew Wolters currently serve as members of the Compensation Committee and there is no insider participation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During fiscal year 2005, Fifth Third Bancorp or its subsidiaries (“Fifth Third”) received an aggregate of approximately $998,000 in fees for various services rendered to the Company and its subsidiaries, including cash management services, trustee and investment management services under the Steelcase Inc. Retirement Plan, credit commitments under the Company’s global bank facility and other credit services. Fifth Third also received fees of approximately $276,000 for investment services rendered to the Steelcase Foundation. Fifth Third is a holder of record of more than 5% of Class A and Class B Common Stock.
Jennifer C. Niemann, daughter of director William P. Crawford, is employed by the Company as a product category general manager, a non-executive position. In fiscal year 2005, she earned approximately $146,000 in salary and $76,000 in annual bonus. Ms. Niemann also participated in plans and received benefits available to other Steelcase North America employees at her level.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers, and those who beneficially own more than 10% of either of our Class A Common Stock or Class B Common Stock to file initial reports of ownership and changes in their ownership of shares of Steelcase Common Stock with the SEC. They are also required by SEC regulations to furnish us with copies of all reports they file. Based on our review of the reports we received, or written representations that no reports were required, we believe that during fiscal year 2005, all Section 16(a) reports were on a timely basis, except Craig P. Welch, Jr. filed a late report regarding two transactions and James G. Mitchell filed a late amendment to a timely filed Form 3.
Voting
Michigan law and our amended bylaws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote must be present in person or represented by proxy in order to transact business at the meeting. Withheld votes and abstentions are counted in determining whether a quorum has been reached.
Assuming a quorum has been reached, we must determine the results of the vote on each matter submitted for shareholders’ approval. In order to be elected, the director nominees must receive a plurality of the votes cast at the Meeting for the election of directors.

Under NYSE rules, brokers who hold shares on behalf of their customers (shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on “non-routine” matters if they do not receive instructions from their customers. The election of directors is a “routine” matter under NYSE rules. Therefore, brokers holding shares in street name for their customers can vote as they wish on behalf of any customer who does not give his or her broker instructions on how to vote in the election of directors.
Solicitation of Proxies
The Company will bear the cost of soliciting proxies, which will be solicited by e-mail, mail, in person or by telephone by our directors, officers and employees, who will not be additionally compensated for those activities. We will also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding proxy materials at our request to the beneficial owners of our Class A Common Stock and Class B Common Stock.
Independent Auditor
BDO Seidman, LLP serves as our independent auditor. BDO Seidman representatives will attend the Meeting, have an opportunity to make a statement if they desire to do so, and respond to appropriate questions.

By Order of the Board of Directors

Jon D. Botsford
Senior Vice President, Secretary
and Chief Legal Officer
Grand Rapids, Michigan
May 20, 2005

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:
901 44th Street SE
CH-2E-06
GRAND RAPIDS, MI 49508	Access the Internet voting site: www.proxyvote.com.

Call 1-800-690-6903 toll free 24 hours a day, seven days a week.

The deadline for voting by the Internet or telephone is 11:59 p.m. EDT on June 22, 2005.

Complete, sign and date the proxy below and return it in the enclosed postage-paid envelope. Proxy cards received and processed before 11:00 a.m. EDT on June 23, 2005 will be voted.

If you vote by Internet or telephone, there is no need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Steelcase Inc. Board of Directors recommends a vote FOR the following proposal.

If you sign and return this card with no specific voting instructions, the shares will be voted FOR all of the following nominees for Director:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
	☐	☐	☐

1. Election of four Director (terms expiring in 2008) nominees:

1) Earl D. Holton
2) Michael J. Jandernoa
3) Peter M. Wege II
4) Kate Pew Wolters

To update your address, please check the box to the right and mark changes on this card or go to www.equiserve.com.	☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareholders June 23, 2005 11:00 a.m. EDT Steelcase Inc. Town Hall 1111-44th Street SE Grand Rapids, Michigan 49508

DETACH HERE

Steelcase Inc.

901 44th Street SE
Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors
for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and James P. Hackett, individually and with full power of substitution and resubstitution, as such shareholder’s proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on June 23, 2005 or any adjournment thereof (the “Annual Meeting”).

If shares of Steelcase Inc. Common Stock are issued to, or held for the account of, the undersigned under the Steelcase Inc. Retirement Plan (the “Plan”), then the undersigned directs Fifth Third Bank, as Trustee of the Plan, to vote all shares of Steelcase Inc. Common Stock in the undersigned’s name and/or account under the Plan in accordance with the instructions given in this proxy, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If this card is not returned or is returned unsigned, shares will be voted at the discretion of the Trustee.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposal(s) identified on the reverse side hereof, and, on any other matter properly coming before the meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR election of all nominees named on this proxy as Directors.